March 8, 2013

Mr. John Behnke

Re:    Separation Agreement and General Release

Dear Mr. Behnke:

This letter agreement (“Agreement”) confirms the terms of the offer made to you by Intermolecular Inc. (the “Company”) in connection with the resignation of your employment, effective as of March 8, 2013 (the “Termination Date”). If you sign and return this letter to me on or before March 29, 2013, it shall become a binding agreement between you and the Company effective as of the eighth day after you sign the Agreement (the “Effective Date”), and you will receive the termination benefits described herein. If you do not sign and return it, or if you revoke it in accordance with the terms of Section 6(c), below, you will receive no payments or benefits from the Company after the Termination Date other than as required by applicable law.

You have resigned from your employment with the Company effective as of the Termination Date. The Company wishes to provide certain severance benefits to you consistent with the Change in Control and Severance Agreement between you and Company dated Nov. 17, 2011, and you wish to receive such severance and benefits. Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows.

1.    Return of Company Property. You have returned all property of the Company including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company. Further, you reaffirm your commitment to remain in compliance with that certain Employee Confidentiality and Inventions Assignment Agreement entered into between you and the Company (“Confidentiality Agreement”).

2.    Accrued Wages and Expenses. You acknowledge receipt of a payment on or prior to the Termination Date in the amount equal to all business expenses incurred by you and all wages owed to you through Termination Date, including accrued, unused vacation.

3.    Severance Payments. On the first payroll date after the Effective Date, the Company will pay to you severance in the amount of $134,550.00, which constitutes six(6) months of your base salary at the rate in effect on the Termination Date (the “Severance Payment”) in a single cash lump sum, less employment and withholding taxes and any other deductions required by law. The Severance Payment will be made in accordance with the Company’s normal payroll practices, and will be contingent upon your continued performance of all obligations under this Agreement.

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You understand and agree that all payments and reimbursements under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by you for the benefits provided to you by this Agreement beyond those withheld by the Company, you agree to pay them yourself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys' fees and costs, resulting from any failure by him to make required payments.

You agree that the payments and reimbursements provided in Sections 3 and 4 are not required under the Company's normal policies and procedures and are provided as a severance solely in connection with this Agreement. You acknowledge and agree that the payments and reimbursements referenced in Sections 3 and 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

You acknowledge that the payment and reimbursements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and the termination thereof.

4.    COBRA. If you elect continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”), the Company will reimburse you for (on an after-tax basis), the applicable COBRA premiums for you and your covered dependents, if any, during the period of time commencing on the Termination Date and ending on the earlier to occur of (i) the six (6) month anniversary of the Termination Date and (ii) the date on which you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s group health plan(s) (of which eligibility you hereby agree to give prompt notice to the Company). After the Company ceases to reimburse COBRA premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.

5.    Stock Options. Except as expressly provided herein, your rights with respect to all stock option and other equity awards shall be as provided in the applicable equity plans, notices of grant and option or other equity award agreements. You acknowledge that to the extent required by the Securities Exchange Act of 1934, as amended (the " Exchange Act"), you will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report your transactions in Company common stock for six (6) months following the Termination Date. You hereby agree not to undertake, directly or indirectly, any reportable transactions which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by you to the extent any such purchase, sale or disposal constitutes a matching transaction for the purposes of Section of the Exchange Act until the end of such six (6) month period.
You acknowledge that you are currently in possession of material non-public information obtained from the Company. You agree that you shall not buy, sell or otherwise dispose of securities of the Company on the basis of material non-public information obtained from the Company or any party associated with the Company. In addition, you may not furnish material non-public information about the Company to any other person.
You represent that you are familiar with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended, and understand the resale limitations imposed thereby and by the Securities Act. You acknowledge that prior to the Termination Date you are deemed an “affiliate” of the Company for purposes of Rule 144, and that any attempted transfer of securities by you will be in compliance with the Securities Act and Rule 144.

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6.    General Release. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)
On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and your right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination; provided, however, that you do release your right to secure damages for any alleged discriminatory treatment.

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b)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c)	In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(i)    This paragraph, and this Agreement are written in a manner calculated to be understood by you.

(ii)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement.

(iii)    This Agreement provides for consideration in addition to anything of value to which you are already entitled.

(iv)    You have been advised to consult an attorney before signing this Agreement.

(v)    You have been granted twenty-one (21) days after you are presented with this Agreement to decide whether or not to sign this Agreement. If you execute this Agreement prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

(vi)    You have the right to revoke this general release within seven (7) days of the date you execute this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and you will not receive the benefits of this Agreement.

If you wish to revoke this Agreement, you must deliver written notice stating that intent to revoke to

David Lazovsky
3011 North First Street
San Jose, CA 95134
dave@intermolecular.com

With an email of a scanned copy to the General Counsel at sjaggi@intermolecular.com on or before 5:00 p.m. on the seventh (7th) day after the date you execute this Agreement.

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7.    Requests for References. All external requests for references should be directed to the Legal Department at Intermolecular, which will confirm only your job title and dates of employment.

8.    Non-disparagement. You agree that you shall not take any action or make any statements or representations, in public or in private, in writing, orally, or otherwise, that would be considered by a reasonable person to disparage, disrupt, damage, impair, or otherwise interfere with Company's business interests or reputation of the Company, its successors or their officers, directors, employees, agents, partners, customers, products, technology, business or reputation. Nothing in this Section 8 shall have application to any evidence or testimony required by any court, arbitrator or government agency.

9.    Employee’s Representations. You represent and warrant that:

a)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

b)	You have not made any disparaging comments about the Company; and

c)
You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

10.    Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all of its provisions, and that you are voluntarily entering into this Agreement.

11.    Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. If it is necessary to for either party to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys' fees.

12.    Integrated Agreement. This Agreement sets forth the entire agreement between you and Company and, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between you and the Company regarding your employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than the agreement evidencing any stock option or other equity awards, shall be deemed terminated and of no further effect as of the Termination Date.

13.    Amendment of this Agreement. This Agreement may not be altered, amended, or modified except by a further written document signed by you and the Chief Executive Officer of the Company.

14.    Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

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You acknowledge that your last day of employment was March 8, 2013, you will receive health benefits through March 31, 2013 and salary and vacation or PTO accrual through March 8, 2013.

If the above terms are agreeable to you, please date and sign this Agreement in the place indicated below and return it to me on or before March 29, 2013.

Very truly yours,

/s/ David Lazovsky

David Lazovsky

Accepted and agreed to on this _20th___ day of __March________________, 2013.

/s/ John Behnke__________________________________
John Behnke

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